UNITED STATES

SECURITY AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Icagen, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a—6(i)(1) and 0—11.

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ICAGEN, INC.

Notice of Annual Meeting of Stockholders

ICAGEN WILL HOLD ITS

ANNUAL MEETING OF STOCKHOLDERS:

on Thursday, June 23, 2005

at 10:00 a.m., Eastern Time

at NC Biotechnology Center

15 T.W. Alexander Drive

Research Triangle Park, North Carolina 27709

AGENDA FOR THE ANNUAL MEETING:

1.	Elect three Class I directors for the next three years;

2.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2005; and

3.	Transact other business, if any, that may properly come before the Annual Meeting or any adjournment of the meeting.

Stockholders of record at the close of business on Thursday, April 28, 2005 are entitled to receive this notice of our Annual Meeting and to vote at the Annual Meeting and at any adjournments of the meeting.

Included with this Notice and Proxy Statement is a copy of our Annual Report to Stockholders for the year ended December 31, 2004, which contains our consolidated financial statements and other information of interest to our stockholders.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please promptly complete, date and sign the enclosed proxy card and return it in the accompanying envelope. If you mail the proxy card in the United States, postage is prepaid.

By Order of the Board of Directors,

P. Kay Wagoner, Ph.D.
President and Chief Executive Officer

May 2, 2005

ICAGEN, INC.

4222 Emperor Boulevard, Suite 350

Durham, North Carolina 27703

PROXY STATEMENT

For our Annual Meeting of Stockholders to be held on June 23, 2005

Icagen, Inc., a Delaware corporation (often referred to as “we” or “us” in this document), is sending you this proxy statement in connection with the solicitation of proxies by our board of directors for use at our Annual Meeting of Stockholders, which will be held on Thursday, June 23, 2005 at 10:00 a.m. at NC Biotechnology Center, 15 T.W. Alexander Drive, Research Triangle Park, North Carolina 27709. If the Annual Meeting is adjourned for any reason, then the proxies may be used at any adjournments of the Annual Meeting.

We are first sending the Notice of Meeting, this proxy statement, the enclosed proxy card and our Annual Report to Stockholders for the year ended December 31, 2004 to our stockholders on or about May 5, 2005.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will consider and vote on the following matters:

1.	The election of three Class I directors for the next three years;

2.	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2005; and

3.	The transaction of other business, if any, that may properly come before the Annual Meeting or any adjournment of the meeting.

Who can vote?

To be able to vote, you must have been a stockholder of record at the close of business on April 28, 2005, the record date for the Annual Meeting. The number of shares entitled to vote at the meeting is 21,579,697 shares of our common stock, which is the number of shares that were issued and outstanding on the record date.

How many votes do I have?

Each share of our common stock that you owned on the record date entitles you to one vote on each matter that is voted on.

Is my vote important?

Your vote is important regardless of how many shares you own. Please take the time to read the instructions below and vote. Choose the method of voting that is easiest and most convenient for you and please cast your vote as soon as possible.

How can I vote?

You can vote in one of the following two ways:

1.	You may vote by mail. To vote by mail, you need to complete, date and sign the proxy card that accompanies this proxy statement and promptly mail it in the enclosed postage-prepaid envelope. You do not need to put a stamp on the enclosed envelope if you mail it in the United States. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you mail. If you return the proxy card, but do not give any instructions on a particular matter described in this proxy statement, the persons named in the proxy card will vote the shares you own in accordance with the recommendations of our board of directors. Our board of directors recommends that you vote FOR both proposals.

2.	You may vote in person. If you attend the Annual Meeting, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot at the meeting. Ballots will be available at the meeting.

Can I change my vote after I have mailed my proxy card?

Yes. You can change your vote and revoke your proxy at any time before the polls close at the Annual Meeting by doing any one of the following things:

•	signing another proxy card with a later date;

•	giving our corporate Secretary a written notice before or at the meeting that you want to revoke your proxy; or

•	voting in person at the meeting.

Your attendance at the meeting alone will not revoke your proxy.

Can I vote if my shares are held in “street name”?

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides you. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form. Under the rules of The NASDAQ Stock Market, if you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. In the case of non-discretionary items, the shares will be treated as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.

If you wish to come to the meeting to personally vote your shares held in street name, you will need to obtain a proxy card from the holder of record (i.e., your brokerage firm or bank).

What constitutes a quorum?

In order for business to be conducted at the meeting, a quorum must be present. A quorum consists of the holders of a majority of the shares of common stock issued, outstanding and entitled to vote at the meeting, that is, at least 10,789,849 shares.

Shares of our common stock represented in person or by proxy (including broker non-votes and shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for the purpose of determining whether a quorum exists.

If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What vote is required for each item?

Election of directors (Proposal 1): The three nominees receiving a plurality, or the highest number, of votes cast at the meeting, regardless of whether that number represents a majority of the votes cast, will be elected.

Ratification of the appointment of Ernst & Young LLP (Proposal 2): The affirmative vote of a majority of the total number of votes cast at the meeting is needed to approve this matter.

How will votes be counted?

Each share of common stock will be counted as one vote, whether executed by you directly or on a ballot voted in person at the meeting. Shares will not be voted in favor of a matter, and will not be counted as voting on a particular matter, if either (1) the holder of the shares abstains from voting on the matter or (2) the shares are broker non-votes. As a result, abstentions and broker non-votes will have no effect on the outcome of voting at the meeting.

Who will count the votes?

Our transfer agent and registrar, Wachovia, N.A., will count, tabulate and certify the votes. Edward P. Gray, our Secretary, will serve as the inspector of elections at the meeting.

How does the board of directors recommend that I vote on the proposals?

Our board of directors recommends that you vote FOR both proposals.

Will any other business be conducted at the Annual Meeting or will other matters be voted on?

We are not aware of any other business to be conducted or matters to be voted upon at the meeting. Under our bylaws, the deadline for stockholders to notify us of any proposals or nominations for director to be presented for action at the annual meeting is the close of business on May 15, 2005, the 10th day following the date on which notice of the date of the meeting was mailed. If any other matter properly comes before the meeting, the persons named in the proxy card that accompanies this proxy statement will exercise their judgment in deciding how to vote, or otherwise act, at the meeting with respect to that matter or proposal.

Does Icagen require members of its board of directors to attend the Annual Meeting?

Our bylaws require that the Chairman of our board of directors attend the Annual Meeting, and if he cannot attend, then our President would attend in his stead. Our corporate governance guidelines provide that directors are responsible for attending the Annual Meeting. One of our directors attended our 2004 annual meeting of stockholders.

Where can I find the voting results?

We will report the voting results from the Annual Meeting in our Quarterly Report on Form 10-Q for the second quarter of 2005, which we expect to file with the Securities and Exchange Commission, or the SEC, in August 2005.

Can I recommend a candidate for Icagen’s board of directors?

Yes. Stockholders may recommend director candidates for consideration by the Nominating/Corporate Governance Committee of our board of directors by submitting the stockholder’s name, address and number of shares of Icagen stock held and any other information required by our bylaws, the candidate’s name, age, address and number of shares of Icagen stock held and the candidate’s resume to our Secretary at the address below. If a stockholder would like a candidate to be considered for inclusion in the proxy statement for our 2006 annual meeting, then the stockholder needs to follow the procedures for stockholder proposals outlined immediately below under “How and when may I submit a stockholder proposal for the 2006 annual meeting?”. You can find more detailed information on our process for selecting Board members and our criteria for Board nominees in the section of this proxy statement entitled “Committees of our board of directors—Nominating/Corporate Governance Committee” and in the Corporate Governance Guidelines posted in the “Investors” section of our website, www.icagen.com.

How and when may I submit a stockholder proposal for the 2006 annual meeting?

If you are interested in submitting a proposal or information about a proposed director candidate for inclusion in the proxy statement for our 2006 annual meeting, you need to follow the procedures outlined in Rule 14a-8 of the Securities Exchange Act of 1934. To be eligible for inclusion, we must receive your stockholder proposal or information about your proposed director candidate at the address noted below no later than January 5, 2006.

If you wish to present a proposal or a proposed director candidate at the 2006 annual meeting of stockholders, but do not wish to have the proposal or director candidate considered for inclusion in the proxy statement and proxy card, you must also give written notice to us at the address noted below. We must receive this required notice at least 90 days, but no more than 120 days, before the first anniversary of the 2005 annual meeting. However, if the date of the 2006 annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the 2005 annual meeting, then we must receive the required notice of a proposal or proposed director candidate no earlier than the 120th day prior to the 2006 annual meeting and no later than the close of business on the later of (1) the 90th day prior to the 2006 annual meeting and (2) the 10th day following the date on which notice of the date of the meeting was mailed or public disclosure was made, whichever occurs first. If you do not provide timely notice of a proposal or proposed director candidate to be presented at the 2006 annual meeting of stockholders, then the persons named in the proxy card that accompanies the proxy statement for our 2006 annual meeting will decide, in their own discretion, whether or not, and how, to vote on that proposal or candidate.

Any proposals, notices or information about proposed director candidates should be sent to:

Icagen, Inc.

4222 Emperor Boulevard, Suite 350

Durham, North Carolina 27703

Attention: Secretary

How can I communicate with Icagen’s board of directors?

Our board of directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The Chairman of the Nominating/Corporate Governance Committee, with the assistance of our senior management, is primarily responsible for monitoring and responding to communications from stockholders and other interested parties and for providing copies or summaries of communications to the other directors, as he considers appropriate.

All communications are forwarded to the chairman of the Nominating/Corporate Governance Committee and to the chairman of another committee of the board of directors, if the communication was addressed to the attention of another committee of the board of directors. The chairman of the Nominating/Corporate Governance Committee, in consultation, in the case of communications to be addressed by another committee of the board of directors, with the chairman of that committee, shall decide in each case whether any particular communication should be forwarded to some or all other members of the board of directors.

Our stockholders may send communications to our board of directors by forwarding them to our Secretary at the above address or by sending an email to corporatesecretary@icagen.com or our board of directors at board@icagen.com or, in addition, in the case of matters concerning accounting, internal accounting controls and auditing, our Audit Committee at auditchair@icagen.com.

Who bears the costs of soliciting these proxies?

We will bear the costs of soliciting proxies. In addition to solicitations by mail, our directors, officers and regular employees may, without additional pay, solicit proxies by telephone, facsimile, e-mail and personal interviews. We will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy materials to the persons for whom they hold shares and request instructions for voting the proxies. We will reimburse the brokerage houses and other persons for their reasonable expenses in connection with this distribution.

How can I obtain a copy of Icagen’s Annual Report on Form 10-K?

Our Annual Report on Form 10-K is available in the “Investors” section of our website at www.icagen.com. Alternatively, if you would like us to send you a copy, without charge, please contact:

Icagen, Inc.

4222 Emperor Boulevard, Suite 350

Durham, North Carolina 27703

Attention: Investor Relations

(919) 941-5206

investorsandpress@icagen.com

If you would like us to send you a copy of the exhibits listed on the exhibit index of the Annual Report on Form 10-K, we will do so upon your payment of our reasonable expenses in furnishing a requested exhibit.

Whom should I contact if I have any questions?

If you have any questions about the Annual Meeting or your ownership of our common stock, please contact our investor relations department at the address, telephone number or e-mail address listed above.

Householding of Annual Meeting materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write our investor relations department at the address, telephone number or e-mail address listed above. If you want to receive separate copies of our proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder.

PROPOSAL 1—ELECTION OF DIRECTORS

Our board of directors is divided into three classes, with one class being elected each year and members of each class holding office for a three-year term. We have three Class I directors, whose terms expire at this Annual Meeting; two Class II directors, whose terms expire at our 2006 annual meeting of stockholders; and three Class III directors, whose terms expire at our 2007 annual meeting of stockholders.

At this Annual Meeting, our stockholders will have an opportunity to vote for three nominees for Class I directors: Anthony B. Evnin, Dennis B. Gillings and Martin A. Simonetti. All three of the nominees are currently directors of Icagen, and you can find more information about each of them in the section of this proxy statement entitled “INFORMATION ABOUT OUR DIRECTORS, OFFICERS AND 5% STOCKHOLDERS—Our board of directors.”

The persons named in the enclosed proxy card will vote to elect these three nominees as Class I directors, unless you withhold authority to vote for the election of any or all nominees by marking the proxy card to that effect. If elected, each nominee for Class I director will hold office until the 2008 annual meeting of stockholders and until his or her successor is elected and qualified. Each of the nominees has indicated his or her willingness to serve if elected. However, if any nominee should be unable to serve, the persons named in the proxy card may vote the proxy for a substitute nominee nominated by our board of directors, or our board of directors may reduce the number of directors.

Our board of directors recommends a vote FOR each of the nominees.

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF AUDITORS

The Audit Committee of our board of directors has selected Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2005. Although stockholder approval of the Committee’s selection of Ernst & Young is not required by law, we believe that it is advisable to give stockholders an opportunity to ratify this selection. If our stockholders do not ratify this selection, then our Audit Committee will reconsider the selection. We expect that a representative of Ernst & Young, which served as our auditors for the year ended December 31, 2004, will be present at the Annual Meeting to respond to appropriate questions, and to make a statement if he or she wishes.

Our board of directors recommends a vote FOR this proposal.

We paid Ernst & Young LLP a total of $487,000 for professional services rendered for the year ended December 31, 2004 and $110,000 for professional services rendered for the year ended December 31, 2003. The following table provides information about these fees.

Fee Category	Fiscal 2004	Fiscal 2003
Audit Fees(1)	$382,000	$95,000
Audit-Related Fees(2)	$53,000	$9,000
Tax Fees(3)	$52,000	$6,000
Other Fees	$—	$—

Total Fees	$487,000	$110,000

(1)	Audit fees consisted of fees for the audit of our annual financial statements, the review of our interim financial statements, the review of financial information included in our filings with the SEC, including those related to our initial public offering, and other professional services provided in connection with statutory and regulatory filings or engagements.
(2)	Audit-related fees consisted of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees”. These services related to consultation with regard to various accounting issues.
(3)	Tax fees consisted of fees for tax compliance which relate to preparation of original and amended tax returns and tax consultation with regard to various tax matters.

The Audit Committee of our board of directors believes that the non-audit services described above did not compromise Ernst & Young’s independence. The Audit Committee’s charter, which you can find in the “Investors” section of our website, www.icagen.com, requires that all proposals to engage Ernst & Young for services, and all proposed fees for these services, be submitted to the Audit Committee for approval before Ernst & Young may provide the services. None of the above fees were approved using the “de minimus exception” under SEC rules.

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by the Company’s registered public accounting firm. This policy generally provides that the Company will not engage its registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to the Company by its registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The Audit Committee has also delegated to the chairman of the Audit Committee the authority to approve any audit or non-audit services to be provided to the Company by its registered public accounting firm. Any approval of services by the chairman of the Audit Committee pursuant to this delegated authority is reported on at the next regularly scheduled meeting of the Audit Committee.

INFORMATION ABOUT OUR DIRECTORS, OFFICERS AND 5% STOCKHOLDERS

Security Ownership of Certain Beneficial Owners and Management

The following table contains information as of February 28, 2005 about the beneficial ownership of shares of our common stock by:

(1)	each person of whom we are aware who beneficially owns more than 5% of the outstanding shares of our common stock;

(2)	our directors and nominees for director;

(3)	P. Kay Wagoner, Ph.D., our Chief Executive Officer;

(4)	our three other most highly compensated executive officers who were serving as executive officers on December 31, 2004 (we refer to Dr. Wagoner and the persons described in this clause (4) as our Named Executive Officers); and

(5)	all of our directors and executive officers as a group.

	Amount and Nature of Beneficial Ownership(1)
Name and Address of Beneficial Owner	Number of Shares		Percent of Class
5% Stockholders

Entities affiliated with Alta Partners One Embarcadero Center, Suite 4050 San Francisco, CA 94111	2,135,001	(2)	9.9%

Entities affiliated with Venrock Associates 30 Rockefeller Plaza, Room 5508 New York, NY 10112	1,711,372	(3)	8.0

Abbott Laboratories 100 Abbott Park Road, Dept. 032L, Bldg. AP6D-2 Abbott Park, IL 60064	1,646,535	(4)	7.7

HBM Bio Ventures (Cayman) Ltd. P.O. Box 30852 SMB Unit 10, Eucalyptus Bldg., Crewe Road Grand Cayman, Cayman Islands	1,200,000	(5)	5.6

	Amount and Nature of Beneficial Ownership(1)
Name and Address of Beneficial Owner	Number of Shares		Percent of Class

Directors and Named Executive Officers

P. Kay Wagoner, Ph.D.	704,203	(6)	3.2

Richard D. Katz, M.D.	318,055	(7)	1.5

Edward P. Gray, J.D.	110,729	(8)	*

J. Heyward Hull, III, Pharm.D., M.S.	241,050	(9)	1.1

H. Jefferson Leighton, Ph.D.	243,287	(10)	1.1

André L. Lamotte, Sc.D.	1,268,142	(11)	5.9

Anthony B. Evnin, Ph.D.	1,711,372	(12)	8.0

Richard G. Morrison, Ph.D.	10,417	(13)	*

Charles A. Sanders, M.D.	85,417	(14)	*

Dennis B. Gillings, CBE, Ph.D.	960,418	(15)	4.5

Martin A. Simonetti	694	(16)	*

All executive officers and directors as a group (11 persons)	5,653,784	(17)	24.8

*	Less than 1%
(1)	As of February 28, 2005, we had 21,479,697 shares of our common stock outstanding. The number of shares that each stockholder, director and executive officer beneficially owns is determined under rules promulgated by the SEC. Under the SEC rules, a person is deemed to beneficially own (a) any shares that the person has sole or shared power to vote or invest and (b) any shares that the person has the right to acquire within 60 days after February 28, 2005 (i.e., April 29, 2005) through the exercise of any stock option or warrant, the conversion of any convertible security or the exercise of any other right. However, the inclusion of shares in this table does not mean that the named stockholder is a direct or indirect beneficial owner of the shares for any other purpose. Unless otherwise noted in the footnotes to this table, each person or entity named in the table has sole voting and investment power (or shares this power with his or her spouse) over all shares listed as owned by the person or entity.
(2)	Includes 1,327,087 shares owned by Alta BioPharma Partners, L.P., 757,895 shares owned by ICAgen Chase Partners (Alta Bio), LLC, and 50,019 shares owned by Alta Embarcadero BioPharma Partners, LLC. Alta Partners provides investment advisory services to various venture capital funds, including Alta BioPharma Partners, L.P., ICAgen Chase Partners (Alta Bio), LLC and Alta Embarcadero BioPharma Partners, LLC. Jean Deleage, Guy Nohra, Garrett Gruener, Daniel Janney and Alix Marduel, collectively known as the principals, are managing directors of Alta BioPharma Management, LLC, the general partner of Alta BioPharma Partners, L.P., and managing members of Alta/Chase BioPharma Management, LLC, the general partner of ICAgen Chase Partners (Alta Bio), LLC. Jean Deleage and Garrett Gruener, collectively known as the principals, are members of Alta Embarcadero BioPharma Partners, LLC. The respective general partner, managing member and members of Alta BioPharma Partners, L.P., ICAgen Chase Partners (Alta Bio) LLC and Alta Embarcadero BioPharma Partners, LLC exercise sole voting and investment power with respect to the shares owned by such funds. The principals of Alta Partners disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.
(3)

Includes 704,855 shares owned by Venrock Associates and 19,666 shares of common stock issuable upon exercise of stock options issued to Venrock Associates which are exercisable within 60 days of February 28, 2005; and 965,996 shares owned by Venrock Associates II, L.P. and 20,855 shares of common stock issuable upon exercise of stock options issued to Venrock Associates II, L.P. which are exercisable within 60 days of February 28, 2005. The general partners share voting and investment power of the shares held by Venrock Associates and Venrock Associates II, L.P. The general partners of each of Venrock Associates and Venrock Associates II, L.P. are Anthony B. Evnin, one of our directors, Michael C. Brooks, Eric S. Copeland, Bryan E. Roberts, Ray A. Rothrock, Michael F. Tyrrell and Anthony Sun. Messrs. Evnin, Brooks, Copeland, Roberts, Rothrock, Tyrrell and Sun may be deemed to beneficially own the shares held by Venrock Associates and Venrock Associates II, L.P.; however, each person disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest therein.

(4)	Abbott Laboratories holds our shares directly and does not share voting or investment power with respect to those shares with any other person.
(5)	Dr. Lamotte, one of our directors, is a venture partner with HBM BioVentures, Ltd., an affiliate of HBM BioVentures (Cayman) Ltd, but does not have voting or investment power with respect to these shares. The board of directors of HBM BioVentures (Cayman) Ltd. has voting and investment power with respect to the shares held by HBM BioVentures (Cayman) Ltd. The board of directors is comprised of John Arnold, Colin Shaw, Richard Coles, Andreas Wicki and John Urquhart, none of whom has individual voting or investment power with respect to these shares.
(6)	Includes 343,955 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2005.
(7)	Consists of 318,055 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2005.
(8)	Consists of 110,729 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2005.
(9)	Includes 213,037 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2005.
(10)	Includes 186,737 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2005 and 300 shares of common stock held by Dr. Leighton’s wife.
(11)	Includes 20,417 shares of common stock issuable upon exercise of stock options issued to Dr. Lamotte exercisable within 60 days of February 28, 2005. Also includes 509,361 shares owned by Medical Science Partners, L.P.; 311,395 shares owned by Medical Science Partners II, L.P.; 69,084 shares owned by Medical Science II Co-Investment and 324,602 shares owned by European Medical Ventures. Dr. Lamotte, a member of our board of directors, is a managing partner of Medical Science Partners, L.P., an affiliated entity of Medical Science Partners II, L.P. and Medical Science II Co-Investment and has sole voting and investment power of the shares held by Medical Science Partners, L.P. and Medical Science Partners II Co-Investment. Dr. Lamotte is a general partner of European Medical Ventures. Dr. Lamotte may be deemed to be a beneficial owner of these shares but disclaims beneficial ownership as to these shares except to the extent of his proportionate pecuniary interest therein.
(12)	Consists of the shares beneficially owned by entities affiliated with Venrock Associates as described in footnote three. Dr. Evnin disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest therein.
(13)	Consists of 10,417 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2005.
(14)	Includes 39,063 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2005.
(15)	Includes an aggregate of 2,779 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2005 and 875,001 shares owned by QFinance, Inc., a wholly-owned subsidiary of Quintiles Transnational Corp. of which Dr. Gillings, one of our directors, is chairman of the board and chief executive officer, and may be deemed to be a beneficial owner of these shares. Dr. Gillings disclaims beneficial ownership of the shares owned by QFinance. QFinance is a wholly owned subsidiary of Quintiles Transnational Corp. The boards of directors of each of QFinance, Quintiles Transnational Corp., and Quintiles’ parent entities, Pharma Services Holding, Inc. and Pharma Services Intermediate Holding Corp., share voting and dispositive power over the shares held by QFinance. The members of the boards of directors of each of QFinance, Quintiles, Pharma Services Holding and Pharma Services Intermediate disclaim beneficial ownership of these shares, except to the extent of their pecuniary interest therein. Dr. Gillings, one of our directors, is executive chairman and chief executive officer of, and a member of the board of directors of, each of Quintiles, Pharma Services Holding and Pharma Services Intermediate.

(16)	Consists of 694 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2005.
(17)	Includes 1,286,404 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2005.

Our Board of Directors

Below is information about each member of our board of directors, including those who are nominees for election as Class I directors. This information includes each director’s age as of February 28, 2005 and length of service as a director of Icagen, his or her principal occupation and business experience for at least the past five years and the names of other publicly held companies of which he or she serves as a director. There are no family relationships among any of our directors, nominees for director and executive officers.

Name	Age	Director Since	Principal Occupation, Other Business Experience During Past Five Years and Other Directorships
Nominees for Terms Expiring in 2008 (Class I Directors)

Anthony B. Evnin, Ph.D.	63	1997	Dr. Evnin has served as a director since May 1997. Dr. Evnin has been a general partner at Venrock Associates, a venture capital limited partnership, since 1975. Dr. Evnin also serves on the boards of directors of a number of companies, including Memory Pharmaceuticals Corp. and Renovis Inc., which are public companies, and several private companies. Dr. Evnin received his Ph.D. in chemistry from the Massachusetts Institute of Technology and his A.B. from Princeton University.

Dennis B. Gillings, CBE, Ph.D.	60	1997	Dr. Gillings has served as a director since August 1997. Dr. Gillings is the chairman of the board of directors and chief executive officer of Quintiles Transnational Corp. Dr. Gillings founded Quintiles in 1982. He served for more than 15 years as professor at the University of North Carolina at Chapel Hill and received the Honorary Degree of Doctor of Science from the University in May 2001. Dr. Gillings has served on several boards and councils, including Triangle Pharmaceuticals, Inc., a publicly traded biotechnology company, the University of North Carolina Health Care System, the Association for Contract Research Organizations, the North Carolina Institute of Medicine and the United Way. Dr. Gillings received a diploma in mathematical statistics from Cambridge University in 1967 and a Ph.D. in mathematics from the University of Exeter, England, in 1972.

Martin A. Simonetti	47	2005	Mr. Simonetti has served as a director since March 2005. Mr. Simonetti has served as chief financial officer and treasurer of Dendreon Corporation since 1999 and senior vice president, finance of Dendreon since January 2001. Prior to joining Dendreon, Mr. Simonetti was employed at Amgen Inc., most recently serving as vice president operations and finance of Amgen BioPharma and its director of Colorado operations. From 1984 to 1991, Mr. Simonetti worked at Genentech, Inc., first as a scientist in its Medicinal and Analytical Chemistry Department and later as a financial analyst and group controller. Mr. Simonetti serves on the board of directors of IntegriGen, Inc., a biotechnology company based in Novato,

Name	Age	Director Since	Principal Occupation, Other Business Experience During Past Five Years and Other Directorships
			California, and is a member of the Dean’s executive advisory board for the Albers School of Business and Economics at Seattle University. Mr. Simonetti received an M.S. in Nutrition from the University of California, Davis and an M.B.A. from the University of Santa Clara.

Directors Whose Terms Expire in 2006 (Class II Directors)

H. Jefferson Leighton, Ph.D.	59	1992	Dr. Leighton is a co-founder of our company and has been the chairman of our board of directors since our inception in November 1992. Dr. Leighton served as our chief executive officer from our inception until November 1993. Dr. Leighton has served as president and a director of BioDesign, Inc., a Boston-based consulting firm, since 1997. From October 1993 to December 1995, Dr. Leighton served as president and chief executive officer of Inspire Pharmaceuticals, Inc., a biotechnology company. From 1985 to 1992, Dr. Leighton held a number of senior management positions at Glaxo Inc., including vice president of pharmacology and worldwide group director for cardiovascular and metabolic diseases. Dr. Leighton received a Ph.D. in pharmacology from the University of Virginia.

Charles A. Sanders, M.D.	73	1997	Dr. Sanders has served as a director since May 1997. Dr. Sanders retired in 1995. Dr. Sanders served as chairman and chief executive officer of Glaxo Inc. from 1989 to May 1995, and also served as a member of the board of directors of Glaxo plc. Previously, Dr. Sanders was general director of Massachusetts General Hospital and professor of medicine at Harvard Medical School. Dr. Sanders is past chairman of the New York Academy of Sciences and past chairman of The Commonwealth Fund. He is currently a member of the Institute of Medicine of the National Academy of Sciences, a member of the CSIS Board of Trustees, chairman of Project HOPE, chairman of the Foundation for the National Institutes of Health, and chairman of the Overseers Committee to Visit the Harvard Medical School. Since 1996, Dr. Sanders has served on the board of directors of various multi-national corporations, including Merrill Lynch and Company, Morton International Inc. and Reynolds Metals Company. Dr. Sanders is currently a director of Vertex Pharmaceuticals Incorporated; Biopure Corporation; Genentech, Inc.; Trimeris, Inc.; Fisher Scientific International; and Cephalon, Inc., all publicly-traded companies, and LipoScience Inc., a private company. Dr. Sanders received his M.D. from Southwestern Medical College of the University of Texas.

Name	Age	Director Since	Principal Occupation, Other Business Experience During Past Five Years and Other Directorships
Directors Whose Terms Expire in 2007 (Class III Directors)

André L. Lamotte, Sc.D.	56	1992	Dr. Lamotte has served as a director since our inception. Dr. Lamotte has served as a venture partner with HBM BioVentures, Ltd., a biotechnology investment fund, since March 2003. Dr. Lamotte is a founder of and has served as managing partner of Medical Science Partners, L.P., a venture capital limited partnership, since 1988. He also serves as the managing partner of Medical Science Partners, II, L.P. and Medical Science II Co-Investment, L.P. From April 1983 to April 1988, Dr. Lamotte served as vice president and a general partner of Pasteur Merieux Inc., a pharmaceutical company. Dr. Lamotte serves on the board of directors of several private companies. Dr. Lamotte received his Sc.D. in chemistry from the Massachusetts Institute of Technology and an M.B.A. from Harvard University.

Richard G. Morrison, Ph.D.	68	2004	Dr. Morrison has served as a director since January 2004. Dr. Morrison was an adjunct professor of business management and marketing, with a focus on international management, in the Cameron School of Business, University of North Carolina at Wilmington, from 1995 to May 2001. Dr. Morrison had a 30-year international career with Eli Lilly, holding a number of marketing and general management positions in Europe and South America. He was president of Lilly Brazil at the time of his retirement in December 1993. Dr. Morrison serves on the board of directors of aaiPharma Inc., a publicly-traded pharmaceutical company. He also serves on the board of directors of various private companies and universities and is a member of the board of directors of the Juvenile Diabetes Research Foundation.

P. Kay Wagoner, Ph.D.	56	1992	Dr. Wagoner is a co-founder of our company and has served as our president and a director since our inception and as chief executive officer since September 1996. Prior to founding Icagen, Dr. Wagoner served in research management positions at Glaxo Inc., a pharmaceutical company, where she initiated and led Glaxo’s U.S. ion channel discovery efforts in central nervous system, cardiovascular and metabolic disease. In 2001, Dr. Wagoner received the distinguished alumna award for science and business from the University of North Carolina, Chapel Hill. Dr. Wagoner also serves or has served on a variety of boards of directors, including the University of North Carolina’s Graduate School Advisory Board and the Governing Body of the Biotechnology Industry Organization’s (BIO) Emerging Companies Section. In 2004, Dr. Wagoner was awarded the Entrepreneurial Excellence Award by the Research Triangle based Council for Entrepreneurial Development, the largest entrepreneurial support organization in the United States, and the Ernst & Young Entrepreneur of the Year Regional Award for Life Sciences and Healthcare. Dr. Wagoner received her Ph.D. in physiology from the University of North Carolina at Chapel Hill.

Our Executive Officers

Below is information about each of our executive officers. This information includes each officer’s age, his or her position with Icagen, the length of time he or she has held each position and his or her business experience for at least the past five years. Our board of directors elects our officers annually, and officers serve until they resign or the Board terminates their position. There are no family relationships among any of our directors, nominees for director and executive officers.

Name	Age	Position and Business Experience During Past Five Years
P. Kay Wagoner, Ph.D.	56	President and Chief Executive Officer. For more information, see “Our Board of Directors” above.

Richard D. Katz, M.D.	41	Senior Vice President, Finance and Corporate Development, Chief Financial Officer and Treasurer. Dr. Katz has been our senior vice president, finance and corporate development, and chief financial officer since April 2001. From August 1996 to 2001, Dr. Katz worked in the Investment Banking Division of Goldman Sachs, an investment banking firm, most recently as a vice president in the Healthcare Group. Prior to joining Goldman Sachs, Dr. Katz earned a Masters in Business Administration from Harvard Business School where he graduated as a Baker Scholar. Dr. Katz earned his M.D. from the Stanford University School of Medicine and completed an internship in general surgery at the Hospital of the University of Pennsylvania. Dr. Katz received his A.B. in applied mathematics with high distinction from Harvard University.

Edward P. Gray, J.D.	55	Senior Vice President, Intellectual Property, Chief Patent Counsel and Secretary. Mr. Gray has been our senior vice president, intellectual property, and chief patent counsel since August 2001 and our secretary since March 2004. Mr. Gray was retired from 1999 to 2001. From 1992 to 1999, Mr. Gray held several positions in the intellectual property department of Eli Lilly & Company, a pharmaceutical products company, including most recently assistant general patent counsel and special patent counsel. Mr. Gray also served from 1989 to 1992 as general counsel for Cardiac Pacemakers, Inc., a medical device company and former subsidiary of Eli Lilly. Mr. Gray received his J.D. from the University of Toledo and a B.S. in pharmacy from Butler University. Mr. Gray is a member of several state and federal bars, including the United States Supreme Court and the U.S. Court of Appeals, Federal Circuit. Mr. Gray is a member of the American Intellectual Property Law Association and the Licensing Executives Society and a past member of the Food and Drug Law Institute.

J. Heyward Hull, III, Pharm.D., M.S.	63

Senior Vice President, Development and Regulatory Affairs. Dr. Hull has been our senior vice president, development and regulatory affairs since March 2000. From 1978 to 1995, Dr. Hull held positions of increasing responsibility at Burroughs Wellcome Co., a pharmaceutical company, including director of cardiovascular medicine. From 1995 to 2000, Dr. Hull held senior management positions at Quintiles Transnational Corp., a provider of global contract product development and commercialization services, including group vice president. Dr. Hull currently serves as an adjunct clinical professor at the University of North Carolina School of Pharmacy. Dr. Hull received his doctorate in pharmacy from the University of North Carolina, Chapel Hill.

CORPORATE GOVERNANCE

We are committed to strong and effective corporate governance because we believe that it leads to long-term value for our stockholders and, ultimately, makes us more competitive. We have taken the following steps, among others, to strengthen our governance practices:

•	The majority of the members of our board of directors are independent, as defined by NASDAQ listing standards. Of our eight directors, only two (Dr. Wagoner and Dr. Gillings) do not meet the NASDAQ independence criteria.

•	Our Audit Committee, Compensation Committee and Nominating/Corporate Goverance Committee are all composed solely of independent directors.

•	Our board of directors and Board committees are active in the execution of their duties. During 2004, our Board met nine times, either in person or by teleconference, and acted by written consent on five occasions; our Audit Committee met four times, either in person or by teleconference, and acted by written consent on one occasion; our Compensation Committee met four times, either in person or by teleconference, and acted by written consent on two occasions; and our Nominating/Corporate Governance Committee acted by written consent on one occasion. All of our directors attended at least 75% of the meetings of our Board and of the committees on which they served.

•	The independent members of our board of directors regularly meet in executive session without Dr. Wagoner or any other Icagen employees present.

•	We have adopted written Corporate Governance Guidelines and a written Code of Business Conduct and Ethics for all of our officers, employees and directors.

•	All of our Board committees have charters. The charters of our Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee give each of these committees the authority to retain independent legal, accounting and other advisors.

•	We have a separate President and Chief Executive Officer (Dr. Wagoner) and Chairman of the Board (Dr. Leighton), instead of combining these two offices under one person. Our Chairman is an independent director.

You can find our Corporate Governance Guidelines, Code of Business Conduct and Ethics and the charters for our Audit, Compensation and Nominating/Corporate Governance Committees in the “Investors” section of our website, www.icagen.com, or by contacting our investor relations department at the address, telephone number or e-mail set forth below. In addition, a copy of the Audit Committee Charter, as in effect on the date of this proxy statement, is attached as Appendix A. We will post any amendments to these documents on our website. If we grant a waiver of any part of our Code of Business Conduct and Ethics to any of our executive officers or directors, we will disclose the waiver that is required to be disclosed pursuant to the disclosure requirements of Item 10 of Form 8-K on our website.

Icagen, Inc.

4222 Emperor Boulevard, Suite 350

Durham, North Carolina 27703

Attention: Investor Relations

(919) 941-5206

investorsandpress@icagen.com

Under applicable NASDAQ rules, a director of Icagen will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that none of Dr. Evnin, Mr. Simonetti, Dr. Leighton, Dr. Sanders, Dr. Lamotte or Dr. Morrison has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 4200(a)(15) of the NASDAQ Stock Market, Inc. Marketplace Rules.

Committees of our Board of Directors

Audit Committee: Our Audit Committee consists of Dr. Morrison (Chairman), Dr. Evnin and Mr. Simonetti, all of whom meet The NASDAQ Stock Market criteria for independence. In addition, our Board has determined that Mr. Simonetti is an “audit committee financial expert” as defined by the SEC. The Audit Committee’s responsibilities are:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent auditors, including through the receipt and consideration of certain reports from our independent registered public accounting firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	coordinating our board of directors’ oversight of internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	establishing procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our independent registered public accounting firm and management; and

•	preparing the audit committee report required by SEC rules.

Compensation Committee: As of the date of this proxy statement, our Compensation Committee consists of Dr. Sanders (Chairman) and Dr. Lamotte. Our board of directors has appointed Dr. Leighton to the Compensation Committee effective May 5, 2005. Each of Dr. Sanders, Dr. Lamotte and Dr. Leighton meet The NASDAQ Stock Market criteria for independence. The Compensation Committee’s responsibilities are:

•	reviewing and approving, or making recommendations to the board of directors with respect to, the compensation of our chief executive officer and our other executive officers;

•	overseeing and administering, and making recommendations to the board of directors with respect to, our cash and equity incentive plans;

•	reviewing and making recommendations to the board of directors with respect to director compensation; and

•	preparing the compensation committee report required by SEC rules.

Nominating/Corporate Governance Committee: Our Nominating/Corporate Governance Committee consists of Dr. Leighton (Chairman), Dr. Evnin, Dr. Lamotte, Dr. Morrison and Dr. Sanders, all of whom meet The NASDAQ Stock Market criteria for independence. The Committee’s responsibilities include:

•	recommending to the board of directors the persons to be nominated for election as directors or to fill vacancies on the board of directors, and to be appointed to each of the board’s committees;

•	overseeing an annual review by the board of directors with respect to management succession planning;

•	developing and recommending to the board of directors corporate governance principles and guidelines; and

•	overseeing periodic evaluations of the board of directors.

The process followed by the Nominating /Corporate Governance Committee to identify and evaluate director candidates includes requests to members of our board of directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and our board of directors. In addition, during the fiscal year ended December 31, 2004, we retained the services of an executive search firm to help identify and evaluate potential director candidates.

In considering whether to recommend any particular candidate for inclusion in the board of directors’ slate of recommended director nominees, the Nominating/Corporate Governance Committee applies the criteria attached to the Corporate Governance Guidelines. These criteria include:

•	A reputation for integrity, honesty and adherence to high ethical standards;

•	Business acumen and experience and the ability to exercise sound judgment with respect to Icagen’s objectives;

•	A commitment to understand Icagen and its industry and to regularly attend and participate in Board and committee meetings;

•	The interest and ability to understand the sometimes conflicting interests of the various constituencies of Icagen, including stockholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all stockholders; and

•	An absence of actual or potential conflicts of interest, or the appearance of conflicts of interest, that would impair the candidate’s ability to represent the interests of all stockholders.

The Nominating/Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our board of directors to fulfill its responsibilities.

The process for considering an incumbent director for reelection to the board of directors is that the Nominating/Corporate Governance Committee considers the composition of the entire Board, the strengths and contributions of each member of the Board, and the strengths and contributions of the particular director being considered. After discussion among the Committee members, the Committee decides whether to recommend to the full Board that the director be nominated for reelection.

Stockholders may recommend individuals to the Nominating/Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of the Company’s common stock for at least a year as of the date such recommendation is made, to Nominating/Corporate Governance Committee, c/o Corporate Secretary, Icagen, Inc., 4222 Emperor Boulevard, Suite 350, Durham, North Carolina 27703. Assuming that appropriate biographical and background material has been provided on a timely basis, the Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria as it follows for candidates submitted by others.

Stockholders also have the right under our bylaws to directly nominate directors candidates, without any action or recommendation on the part of the Nominating/Corporate Governance Committee or our board of directors, by following the procedures set forth under “Information About the Annual Meeting and Voting—Can I recommend a candidate for Icagen’s board of directors?”.

At the Annual Meeting, stockholders will be asked to consider the election of Martin Simonetti, who has been nominated for election as a director for the first time. In March 2005, Mr. Simonetti was appointed by our board of directors as a new director. Mr. Simonetti was originally proposed to the Nominating/Corporate Governance Committee by a third-party search firm and our board of directors determined to include him among its nominees for election at the Annual Meeting.

You can find more detailed information on our process for selecting Board members and our criteria for Board nominees in the Corporate Governance Guidelines posted in the “Investors” section of our website, www.icagen.com.

Audit Committee Report

The Audit Committee has reviewed and discussed with our management our audited financial statements for the year ended December 31, 2004. The Audit Committee has reviewed and discussed with Ernst & Young LLP, our independent registered public accounting firm, our audited financial statements and the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). SAS 61 requires our independent registered public accounting firm to discuss with the Audit Committee the following, among other things:

•	methods to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and

•	disagreements with management, if any, over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.

The Audit Committee has also received from Ernst & Young the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed the matters disclosed in the letter and the independence of Ernst & Young with representatives of that firm. Independence Standards Board Standard No. 1 requires auditors annually to disclose in writing all relationships that in the auditors’ professional opinion may reasonably be thought to bear on independence, confirm their perceived independence and engage in a discussion of independence. The Audit Committee also considered whether the provision by Ernst & Young of the non-audit services discussed under “Proposal 2—Ratification of the Appointment of Auditors” is compatible with maintaining the auditors’ independence and determined that the non-audit services were indeed compatible with maintaining Ernst & Young’s independence.

Based on its discussions with management and Ernst & Young, and its review of the representations and information provided by management and Ernst & Young, the Audit Committee recommended to the board of directors that Icagen’s audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the SEC.

This Audit Committee Report is not incorporated by reference into any of our previous or future filings with the SEC, unless any such filing explicitly incorporates the Report.

Richard G. Morrison, Chairman

Anthony B. Evnin

Martin A. Simonetti

COMPENSATION OF OUR DIRECTORS AND EXECUTIVE OFFICERS

Compensation of our Directors

We reimburse each non-employee director for out-of-pocket expenses they incur in attending Board and committee meetings and pay each non-employee director an annual retainer fee of $25,000. The chairman of our audit committee receives an additional annual retainer of $10,000 and our other committee chairmen receive an additional annual retainer of $3,000. In addition, we pay each non-employee director $1,000 for attendance at each Board meeting in which he or she participates in person or $500 if attendance is by telephone. Each non-employee director also receives $1,000 for each meeting of a committee of the Board that he or she participates in person or $500 if attendance is by telephone that is held on a day other than the day of any meeting of the full board of directors. Directors who are also our employees do not receive any compensation in their capacities as directors.

Each of our non-employee directors receives options to purchase 25,000 shares of our common stock for his or her services as a director for each three-year term served. The options for our current directors are granted every three calendar years as of the first business day of the calendar year. The options for new directors will be granted as of the date of the election or appointment of the director to the board of directors. The options granted to the non-employee directors vest monthly over three years, subject to the director’s continued service as a director. Options granted to non-employee directors have exercise prices equal to the fair market value of common stock at the date of grant.

In October 2004, we extended the term of certain options to purchase an aggregate of 40,000 shares of our common stock issued to designees of one of our directors, André Lamotte, through October 15, 2004, which options were exercised on October 15, 2004.

Compensation of our Executive Officers

Summary Compensation

The following table contains information about the compensation of each of our Named Executive Officers for the two years ended December 31, 2004.

Summary Compensation Table

Long-Term Compensation
Awards
Name and Principal Position	Annual Compensation								Number of Shares Underlying Options(#)
	Year	Salary($)		Bonus($)		Other Annual Compensation
P. Kay Wagoner, Ph.D. President and Chief Executive Officer	2004 2003	$ $	277,000 270,000	$	— 1,000		— —		125,000 —

Richard D. Katz, M.D. Senior Vice President, Finance and Corporate Development, Chief Financial Officer and Treasurer	2004 2003	$ $	230,000 220,000	$ $	1,000 1,000	$ $	45,000 48,000	(1) (1)	72,221 10,000

J. Heyward Hull, III, Pharm.D., M.S. Senior Vice President, Development and Regulatory Affairs	2004 2003	$ $	217,000 208,000	$ $	71,000 1,000		— —		25,000 55,695

Edward P. Gray, J.D. Senior Vice President, Intellectual Property, Chief Patent Counsel and Secretary	2004 2003	$ $	189,000 176,000	$ $	1,000 1,000		— —		15,000 15,000

(1)	Represents loan forgiveness including principal and accrued interest.

Option Grants

The following table contains information about grants of stock options during the year ended December 31, 2004 to each Named Executive Officer.

Option Grants in Last Fiscal Year

	Individual Grants							Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term($)(2)
Name	Number of Shares Underlying Options Granted(#)(1)		Percent of Total Options Granted to Employees in Fiscal Year(%)		Exercise Price Per Share($)		Expiration Date	5%	10%
P. Kay Wagoner, Ph.D.	25,000 25,000 75,000	(3) (3) (4)	3.7 3.7 11.0	% % %	$ $ $	5.00 5.00 5.00	4/21/2014 4/21/2014 4/21/2014	200,779 200,779 602,337	393,748 393,748 1,181,245

Richard D. Katz, M.D.	50,000 22,221	(5) (6)	7.3 3.3	% %	$ $	5.00 6.40	4/21/2014 12/30/2014	401,558 147,351	787,497 318,870

J. Heyward Hull, III, Pharm.D., M.S.	25,000	(7)	3.7%			$5.00	4/21/2014	200,779	393,748

Edward P. Gray, J.D.	15,000	(8)	2.2%			$6.40	9/19/2014	99,467	215,249

(1)	The stock options provide that in the event of a change of control resulting in a change in beneficial ownership of at least a majority of our then existing voting stock, all of the options that are unvested and unexercisable become immediately vested and exercisable as of a date prior to the change of control determined by our board of directors. Additionally, such stock options provide that upon the death or disability of the optionee or upon the termination of such optionee’s employment with us without cause, all of the options that are unvested and unexercisable become immediately vested and exercisable.
(2)	These amounts represent total hypothetical gains that each Named Executive Officer could achieve if he or she were to exercise each of his or her stock options in full just before it expires. The potential realizable values are calculated using the initial public offering price for our common stock of $8.00 per share, and these amounts assume that our stock price will appreciate at a rate of 5% and 10% compounded annually from the date on which the options were granted until their expiration. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the option or the sale of the underlying shares. The gains shown are purely hypothetical; of course, we cannot predict how our stock price will perform in the future, nor can we predict how long an executive officer will actually remain an employee of Icagen.
(3)	The option provides for vesting on a monthly basis over a two-year period commencing April 21, 2009 and acceleration of the vesting schedule on the date that the U.S. Food and Drug Administration, or FDA, indicates that it has no objections to Icagen proceeding with Phase III trials for ICA-17043, one of our drug development programs. As a result of the FDA indicating that it had no objections to Icagen proceeding with Phase III trials for ICA-17043, the option accelerated and vests monthly over four years beginning July 19, 2004.
(4)	The option vests monthly over four years beginning July 6, 2004.
(5)	The option vests monthly over four years beginning April 23, 2004.
(6)	The option vests monthly over four years beginning December 30, 2004.
(7)	The option vests monthly over four years beginning March 15, 2004.
(8)	The option vests monthly over four years beginning September 10, 2004.

Aggregated Option Exercises and Year-End Option Table

The following table contains information about stock options exercised during the year ended December 31, 2004 and stock options held on December 31, 2004 by each of our Named Executive Officers.

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year—End Option Values

			Number of Shares Underlying Unexercised Options at Fiscal Year-End(#)	Value of Unexercised In-the-Money Options at Fiscal Year-End($)(1)
	Shares Acquired on Exercise(#)	Value Realized($)
Name			Exercisable/ Unexercisable	Exercisable/ Unexercisable
P. Kay Wagoner, Ph.D.	—	—	330,413/136,980	2,360,084/479,690
Richard D. Katz, M.D.	—	—	286,666/95,555	1,694,164/348,890
J. Heyward Hull, III, Pharm.D., M.S.	—	—	203,617/64,065	1,417,011/314,388
Edward P. Gray, J.D.	—	—	98,228/51,772	581,235/244,015

(1)	There was no public trading market for our common stock as of December 31, 2004. Accordingly, as permitted by the rules of the SEC, we have calculated the value of unexercised in-the-money options at fiscal year-end assuming that the fair market value of our common stock as of December 31, 2004 was equal to the initial public offering price of $8.00 per share, less the aggregate exercise price.

Employment Agreements

Dr. P. Kay Wagoner, Ph.D. Pursuant to an executive employment agreement effective May 14, 2004, we agreed to continue to employ Dr. Wagoner as our president and chief executive officer. Under this agreement, Dr. Wagoner is entitled to an annual base salary of at least $270,000. Annual increases, if any, will be made based on performance and in the sole discretion of our board of directors or the Compensation Committee of the board. Dr. Wagoner is also eligible to participate in any management bonus plans established by the board from time to time. In addition, she is eligible to receive such grants of stock options as may be awarded in the discretion of the board or the Compensation Committee. Upon the termination of her employment by the Company other than for cause or by Dr. Wagoner for good reason, including, under specified circumstances, a change in control of the Company, Dr. Wagoner has the right to receive a severance payment in an amount equal to 24 times her monthly base salary and the average of the cash bonus awards made to Dr. Wagoner during the two-year period prior to her termination, payable in accordance with our regular payroll schedule. In addition, Dr. Wagoner is entitled to the continuation of benefits for a comparable period of time as a result of any such termination. If we choose not to renew the employment agreement with Dr. Wagoner, she is entitled to receive a severance payment in an amount equal to 18 times her monthly base salary and the average of the cash bonus awards made to Dr. Wagoner during the two year period prior to her termination. At any time during the severance period, we may elect to pay a lump sum amount to Dr. Wagoner which represents the reasonable value of the severance payment and the continuing benefits payment reduced to their present value in lieu of continuing the payment of such benefits. The present value calculation will be made by an independent consultant. If at any time any such payment to Dr. Wagoner constitutes an excess parachute payment within the meaning of Section 280G of the Internal Revenue Code, Dr. Wagoner is entitled to be reimbursed by us for any taxes owed, subject to certain limitations specified in the agreement. Pursuant to this agreement, Dr. Wagoner is bound by the terms of our standard non-disclosure, inventions and non-competition agreement, which prohibits her from competing with us during the term of her employment and for a period of two years after termination of employment.

Dr. Richard D. Katz, M.D. Pursuant to an executive employment agreement effective May 14, 2004, we agreed to continue to employ Dr. Katz as our senior vice president of finance and corporate development, chief financial officer and treasurer. Under this agreement, Dr. Katz is entitled to an annual base salary of at least

$220,000. Annual increases, if any, will be made based on performance and in the sole discretion of our board of directors or the Compensation Committee of the board. Dr. Katz is also eligible to participate in any management bonus plans established by the board from time to time. In addition, he is eligible to receive such grants of stock options as may be awarded in the discretion of the board or the Compensation Committee. Upon the termination of his employment by the Company other than for cause or by Dr. Katz for good reason, including, under specified circumstances, a change in control of the Company, Dr. Katz has the right to receive a severance payment in an amount equal to 12 times his monthly base salary if such termination occurs prior to April 23, 2005 and 18 times his monthly base salary if such termination occurs on or after April 23, 2005, payable in accordance with our regular payroll schedule. In addition, Dr. Katz is entitled to the continuation of benefits for a comparable period of time as a result of any such termination. If we choose not to renew the employment agreement with Dr. Katz, he is entitled to receive a severance payment in an amount equal to 12 times his monthly base salary. At any time during the severance period, we may elect to pay a lump sum amount to Dr. Katz which represents the reasonable value of the severance payment and the continuing benefits payment reduced to their present value in lieu of continuing the payment of such benefits. The present value calculation will be made by an independent consultant. If at any time any such payment to Dr. Katz constitutes an excess parachute payment within the meaning of Section 280G of the Internal Revenue Code, Dr. Katz is entitled to be reimbursed by us for any taxes owed, subject to certain limitations specified in the agreement. Pursuant to this agreement, Dr. Katz is bound by the terms of our standard non-disclosure, inventions and non-competition agreement, which prohibits him from competing with us during the term of his employment and for a period of two years after termination of employment. In connection with his employment and relocation, on April 11, 2002, we provided a loan to Dr. Katz for the purchase of a new home that is evidenced by a promissory note in the aggregate principal amount of $200,000 with interest at a fixed annual rate of 4.65%. The note is payable in five annual installments of principal plus accrued interest commencing on April 23, 2002. So long as Dr. Katz remains our employee, $40,000 of the principal balance plus accrued interest is forgiven annually. As of December 31, 2004, the total principal amount outstanding under the loan was approximately $80,000.

Dr. J. Heyward Hull, III, Pharm. D., M.S. Pursuant to an at-will employment letter dated February 15, 2000, we agreed to employ Dr. Hull as our senior vice president of development and regulatory affairs. Dr. Hull received an annual salary of $217,000 during 2004. The letter agreement provides for discretionary incentive bonuses, subject to review by the board of directors. Upon termination of employment other than for cause, and in accordance with the severance policy described below, Dr. Hull has the right to receive his base salary at the time of termination and continuance of benefits for six months as severance payments. Dr. Hull is prohibited from competing with us during the term of his employment and for a period of two years after termination of employment.

Edward P. Gray, J.D. Pursuant to an at-will employment letter dated July 29, 2001, we agreed to employ Mr. Gray as our senior vice president, intellectual property, and our chief patent counsel. Mr. Gray received an annual salary of $189,000 during 2004. The letter agreement provides for discretionary annual incentive bonuses subject to review by the Compensation Committee. Upon termination of employment other than for cause, and in accordance with the severance policy described below, Mr. Gray has the right to receive his base salary at the time of termination and continuance of benefits for six months as severance payments. Mr. Gray is prohibited from competing with us during the term of his employment and for a period of two years after termination of employment.

Severance Policy

In February 2004, our board of directors approved a severance policy for the benefit of, and we entered into severance agreements with, the members of our senior management, including, among others, each of Mr. Gray and Dr. Hull. This policy provides for the payment of severance benefits in the event of the termination of employment of a member of senior management under specified conditions, including base salary at the time of termination and continuance of benefits, for a severance period of between three months and 24 months, the length of which is based on the employee’s length of service with us as a member of senior management and the position last held by the employee. These severance benefits supersede any other agreements between us and any member of our senior management regarding severance, except Dr. Wagoner and Dr. Katz, including those provisions providing for severance payments in any employment agreement.

Compensation Committee Report on Executive Compensation

Our common stock was not registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, as of December 31, 2004. Because we completed our initial public offering in February 2005, we are not required to provide a Compensation Committee report for the year ended December 31, 2004. We plan to furnish a Compensation Committee report in the proxy statement for our annual meeting in 2006.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or Compensation Committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our board of directors or our Compensation Committee. None of the members of our Compensation Committee has ever been our employee.

Securities Authorized for Issuance under our Equity Compensation Plans

The following table contains information about our equity compensation plans as of December 31, 2004. On February 3, 2005, the effective date of the registration statement for our initial public offering, our 2004 Stock Incentive Plan became effective. We agreed not to grant further awards under our 1996 Equity Compensation Plan after the effective date of the 2004 Stock Incentive Plan. For purposes of the table below, we have assumed that the 2004 Stock Incentive Plan was effective as of December 31, 2004.

Equity Compensation Plan Information

Plan Category	Number of Shares to be Issued upon Exercise of Outstanding Options (Column A)		Weighted Average Exercise Price of Outstanding Options (Column B)	Number of Shares Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Shares Reflected in Column A)(2) (Column C)
Equity compensation plans that have been approved by our stockholders	3,502,207		$2.09	3,080,892

Equity compensation plans that have not been approved by our stockholders	—		—	—

Total	3,502,207	(1)	$2.09	3,080,892	(3)

(1)	Consists of 3,502,207 shares to be issued upon exercise of outstanding options under our 1996 Equity Compensation Plan as of December 31, 2004. Our 2004 Stock Incentive Plan became effective on February 3, 2005, and we will grant no further awards under our 1996 Equity Compensation Plan after the effective date of the 2004 Stock Incentive Plan.
(2)	In addition to being available for issuance upon the exercise of stock options that we may grant after December 31, 2004, all of the shares available for grant under our 2004 Stock Incentive Plan (equal to 3,080,892 shares as of February 3, 2005), may instead be issued in the form of restricted stock and other stock-based awards.
(3)

Consists of 3,080,892 shares issuable under our 2004 Stock Incentive Plan as of February 3, 2005. Under our 2004 Stock Incentive Plan, the number of shares issuable is automatically increased every January 1 beginning in fiscal year 2006 and ending on the second day of fiscal year 2014 by an amount equal to the lesser of (i) 1,000,000 shares of common stock, (ii) 5% of the outstanding shares of such date or (iii) an amount determined by our board of directors; provided, however, that, in no event may the number of shares available for issuance under our 2004 Stock Incentive Plan and all other employee equity incentive plans exceed 25% of the outstanding shares of Icagen on such January 1.

COMPARATIVE STOCK PERFORMANCE

Our common stock was not registered pursuant to the Exchange Act as of December 31, 2004. We plan to furnish a stock performance graph in the proxy statement for our annual meeting in 2006.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Effective August 2001, we entered into a collaborative research and license agreement with Abbott Laboratories, one of our stockholders holding more than 5% of our voting securities, to develop and commercialize compounds active at a specified ion channel target for the treatment of neuropathic pain and related disorders of the central nervous system. Under the terms of our agreements with Abbott, Abbott paid us an initial $1.0 million license fee and is obligated to provide research funding for an agreed research program through the end of 2004. Our collaboration was extended through December 31, 2005. Abbott paid us approximately $2.6 million in 2004 in research program funding. Abbott is obligated to make payments to us upon the achievement of specified clinical and regulatory milestones. Abbott is also obligated to pay us a royalty based on specified percentages of net product sales.

In December 1998, we entered into a master services agreement with Quintiles Transnational Corp. to provide certain services to us relating to the conduct of clinical trials for ICA-17043, one of our drug development programs, and other services. Pursuant to this agreement, Quintiles will perform services, including clinical trial services, regulatory, clerical, project management, central laboratory services, preclinical services and other research and development services, as requested by us. We are obligated to pay the fees, expenses and pass-through costs of Quintiles in accordance with work orders issued under the agreement. The term of the agreement continues until terminated by either party in accordance with the agreement and may be terminated by us without cause upon 60 days’ written notice or by either party upon 30 days’ written notice of any breach of the agreement which is not cured within the 30 day notice period. We paid to Quintiles approximately $2.2 million in 2004. One of our directors, Dr. Dennis B. Gillings, is chairman and chief executive officer of Quintiles Transnational Corp., and Quintiles Transnational Corp. is an affiliate of QFinance, Inc., one of our stockholders.

Pursuant to a stockholders’ agreement, we granted registration rights to entities affiliated with Alta Partners, HBM BioVentures (Cayman) Ltd. and Venrock Associates II, L.P., holders of 5% or more of our voting securities, and their affiliates. In addition, pursuant to certain stock purchase agreements, we granted registration rights to Abbott, one of our 5% stockholders.

In connection with Dr. Katz’s employment and relocation, on April 11, 2002, we provided a loan to Dr. Katz for the purchase of a new home that is evidenced by a promissory note in the aggregate principal amount of $200,000 with interest at a fixed annual rate of 4.65%. The note is payable in five annual installments of principal plus accrued interest commencing on April 23, 2002. So long as Dr. Katz remains our employee, $40,000 of the principal balance plus accrued interest is forgiven annually. As of December 31, 2004, the total principal amount outstanding under the loan was approximately $80,000.

See “Compensation of our Directors and Executive Officers” above for a discussion of director compensation, executive compensation, employment agreements and our severance policy.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our common stock became registered pursuant to Section 12 of the Exchange Act on February 3, 2005. As a result of such registration, Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock, or Reporting Persons, to file reports with the SEC disclosing their ownership of and transactions in our common stock and other equity securities. Whenever a Reporting Person files such a report with the SEC, the Reporting Person is also required to send us a copy.

Since our directors, executive officers and holders of more than 10% of our common stock did not become subject to Section 16(a) until February 3, 2005, they were not required to file reports under Section 16(a) for the year ended December 31, 2004.

By Order of the Board of Directors,

P. Kay Wagoner, Ph.D.
President and Chief Executive Officer

May 2, 2005

Appendix A

ICAGEN, INC.

AUDIT COMMITTEE CHARTER

I.	Purpose

The purpose of the Audit Committee is to assist the Board of Directors’ oversight of the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements.

II.	Structure and Membership

A.	Number. The Audit Committee shall consist of at least three members of the Board of Directors.

B.	Independence. Except as otherwise permitted by the applicable NASDAQ rules, each member of the Audit Committee shall be independent as defined by NASDAQ rules, meet the criteria for independence set forth in Rule 10A-3(b)(1) under the Exchange Act (subject to the exemptions provided in Rule 10A-3(c)), and not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years.

C.	Financial Literacy. Each member of the Audit Committee must be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement, and cash flow statement, at the time of his or her appointment to the Audit Committee. In addition, at least one member must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. Unless otherwise determined by the Board of Directors (in which case disclosure of such determination shall be made in the Company’s annual report filed with the SEC), at least one member of the Audit Committee shall be an “audit committee financial expert” (as defined by applicable SEC rules).

D.	Compensation. The compensation of Audit Committee members shall be as determined by the Board of Directors. No member of the Audit Committee may receive, directly or indirectly, any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries, other than fees paid in his or her capacity as a member of the Board of Directors or a committee of the Board.

E.	Selection and Removal. Members of the Audit Committee shall be appointed by the Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee (the “Nominations Committee”). The Board of Directors may remove members of the Audit Committee from such committee, with or without cause. The Chair of the Audit Committee shall be elected by the Board of Directors, upon the recommendation of the Nominations Committee.

III.	Authority and Responsibilities

A.	General

The Audit Committee shall discharge its responsibilities, and shall assess the information provided by the Company’s management and the independent auditor, in accordance with its business judgment. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent auditors are responsible for auditing the Company’s financial statements and for reviewing the Company’s unaudited interim financial statements. The authority and responsibilities set forth in this Charter do not reflect or create any duty or obligation of the Audit Committee to plan or conduct any audit, to determine or certify that the Company’s financial statements are complete, accurate, fairly presented, or in accordance with generally accepted accounting principles or applicable law, or to guarantee the independent auditor’s report.

B.	Oversight of Independent Auditors

1.	Selection. The Audit Committee shall be solely and directly responsible for appointing, evaluating, retaining and, when necessary, terminating the engagement of the independent auditor. The Audit Committee may, in its discretion, seek stockholder ratification of the independent auditor it appoints.

2.	Independence. The Audit Committee shall obtain and review a formal written statement from the independent auditor describing all relationships between the auditor and the Company, including the disclosures required by Independence Standards Board Standard No. 1. The Audit Committee shall actively engage in dialogue with the auditor concerning any disclosed relationships or services that might impact the objectivity and independence of the auditor.

3.	Compensation. The Audit Committee shall have sole and direct responsibility for setting the compensation of the independent auditor. The Audit Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of the independent auditor established by the Audit Committee.

4.	Pre-approval of Services. The Audit Committee shall preapprove all audit services to be provided to the Company, whether provided by the principal auditor or other firms, and all other non-audit services to be provided to the Company by the independent auditor, and the fees for all such services. Pre-approval of non-audit services that are not prohibited under applicable SEC regulations may be pursuant to appropriate policies and procedures established by the Audit Committee for the pre-approval of such services (including procedures for such pre-approval by a subcommittee), provided that any such pre-approved services, if not approved by the full Audit Committee, are reported to the full Audit Committee at its next scheduled meeting.

5.	Oversight. The independent auditor shall report directly to the Audit Committee, and the Audit Committee shall have sole and direct responsibility for overseeing the work of the independent auditor, including resolution of disagreements between Company management and the independent auditor regarding financial reporting. In connection with its oversight role, the Audit Committee shall, from time to time as appropriate, receive and consider the reports required to be made by the independent auditor regarding:

•	critical accounting policies and practices;

•	alternative treatments within generally accepted accounting principles for policies and practices related to material items that have been discussed with Company management, including ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

•	other material written communications between the independent auditor and Company management.

C.	Audited Financial Statements and other Financial Disclosures

1.

Review and Discussion. The Audit Committee shall review and discuss with the Company’s management and independent auditor the Company’s annual audited financial statements to be included in the Company’s annual report on Form 10-K, the quarterly financial statements to be included in the Company’s Form 10-Qs, the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and other financial disclosures to be included in SEC filings prior to their release. This discussion should include, where appropriate, a discussion about the Company’s accounting principles, critical accounting estimates, significant financial reporting issues and judgments (including off-balance sheet arrangements and the use of pro forma or non-GAAP financial information), the adequacy of the

Company’s internal controls, and any regulatory and accounting initiatives, correspondence with regulators, or published reports that raise material issues with respect to, or that could have a significant effect on, the Company’s financial statements.

2.	Recommendation to Board Regarding Financial Statements. The Audit Committee shall recommend to the Board of Directors whether the Company’s audited financial statements should be included in the Company’s Annual Report on Form 10-K.

3.	Audit Committee Report. The Audit Committee shall prepare an annual committee report for inclusion where necessary in the proxy statement of the Company relating to its annual meeting of security holders.

4.	Earnings Releases. The Audit Committee shall review the Company’s quarterly earnings press releases prior to their release and shall discuss generally financial information and earnings guidance to be provided to analysts and ratings agencies.

D.	Controls and Procedures

1.	Oversight. The Audit Committee shall coordinate the Board of Directors’ oversight of the Company’s internal control over financial reporting, disclosure controls and procedures and code of conduct. The Audit Committee shall receive and review the reports of the CEO and CFO required by Rule 13a-14 of the Exchange Act.

2.	Procedures for Complaints. The Audit Committee shall establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

3.	Related-Party Transactions. The Audit Committee shall review and approve all “related party transactions” (defined as transactions required to be disclosed pursuant to Item 404 of Regulation S-K) on an ongoing basis.

4.	Additional Powers. The Audit Committee shall have such other duties as may be delegated from time to time by the Board of Directors.

E.	Other.

1.	Charter. At least annually, the Audit Committee shall review and reassess the adequacy of this Charter and recommend any proposed changes to the Board of Directors for approval.

2.	Self-Evaluation. The Audit Committee shall periodically evaluate its own performance.

IV.	Procedures and Administration

A.	Meetings. The Audit Committee shall meet as often as it deems necessary in order to perform its responsibilities. The Audit Committee may also act by unanimous written consent in lieu of a meeting. The Audit Committee shall meet separately, periodically as it deems necessary and appropriate, with: (i) the independent auditor; (ii) Company management and (iii) the senior personnel performing the Company’s internal audit function. The Audit Committee shall keep written records of its meetings which shall be maintained with books and records of the Company.

B.	Subcommittees. The Audit Committee may form and delegate authority to one or more subcommittees (including a subcommittee consisting of a single member), as it deems appropriate from time to time under the circumstances.

C.	Reports to Board. The Audit Committee shall report regularly to the Board of Directors.

D.

Independent Advisors. The Audit Committee is authorized, without further action by the Board of Directors, to engage such independent legal, accounting and other advisors as it deems necessary or appropriate to carry out its responsibilities. Such independent advisors may be the regular advisors to the Company. The Audit Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of such advisors as established by the Audit Committee.

E.	Investigations. The Audit Committee shall have the authority to conduct or authorize investigations into any matters within the scope of its responsibilities as it shall deem appropriate, including the authority to request any officer, employee or advisor of the Company to meet with the Audit Committee or any advisors engaged by the Audit Committee.

F.	Funding. The Audit Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

Appendix B

ICAGEN, INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 23, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF ICAGEN. PLEASE RETURN IT AS SOON AS POSSIBLE.

By signing below, you acknowledge that you have received notice of the Annual Meeting of Stockholders and the Board of Directors’ proxy statement for the Annual Meeting, you revoke all prior proxies, and you appoint P. Kay Wagoner, Ph.D. and Richard D. Katz, M.D., and each of them, your attorneys (also known as “proxy holders”), with full power of substitution, to (1) attend on your behalf the Annual Meeting of Stockholders of ICAGEN, INC. to be held on Thursday, June 23, 2005 at 10:00 a.m. at NC Biotechnology Center, 15 T.W. Alexander Drive, Research Triangle Park, North Carolina 27709, and any adjournments of the meeting, and (2) vote all shares of Icagen stock that you are entitled to vote and otherwise act on your behalf upon the following matters proposed by Icagen, with all the powers you would possess if you were personally present. None of the following proposals is conditioned upon the approval of any other proposal.

In their discretion, the proxy holders are authorized to vote upon other matters, if any, that may properly come before the Annual Meeting or any adjournments of the meeting. The proxy holders will vote your shares as you direct below. If you leave any matter on this proxy card blank, the proxy holders will vote your shares as recommended by our Board of Directors. Your attendance at the Annual Meeting or at any adjournment of the meeting will not, by itself, revoke this proxy unless you revoke the proxy in writing.

IF THIS PROXY IS PROPERLY EXECUTED, THE PROXY HOLDERS WILL VOTE THE PROXY IN ACCORDANCE WITH YOUR INSTRUCTIONS BELOW. UNLESS YOU INSTRUCT OTHERWISE, THE PROXY HOLDERS WILL VOTE “FOR” EACH OF THE DIRECTOR NOMINEES AND “FOR” PROPOSAL 2.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE.

ICAGEN’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES AND A VOTE “FOR” PROPOSAL 2.

v FOLD AND DETACH HERE v

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY

IN THE ENCLOSED ENVELOPE.

Note: Please sign exactly as your name appears on this proxy. When shares are held by joint owners, both need to sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in the corporation’s name by an authorized officer, giving the officer’s full title. If a partnership, please sign in the partnership’s name by an authorized person, giving the person’s full title.

Has your address changed? Do you have any comments?

Please be sure to sign and date this Proxy.

Signature:	Date:

Signature:	Date:

ICAGEN, INC.

☒ PLEASE MARK VOTES AS IN THIS EXAMPLE

1.	To elect the following nominees for Class I Director to serve for the next three years (except as marked below):

Nominees:	(1)Anthony B. Evnin (2)Dennis B. Gillings (3)Martin A. Simonetti

☐ FOR ALL NOMINEES	☐ WITHHOLD FROM ALL NOMINEES

☐
For all nominees except as noted above

2.	To ratify the appointment of Ernst & Young LLP as Icagen’s independent registered public accounting firm for the year ending December 31, 2005.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Mark box at right if you plan to attend the meeting.	☐

Mark box at right if an address change or comment has been noted on the reverse side of this card.	☐

In their discretion, the proxy holders are authorized to vote upon other business, if any, that may properly come before the Annual Meeting and any adjournment of the meeting.

Your vote is important. Please vote immediately.

Please sign and date on reverse.